Exhibit 5.1
[LETTERHEAD OF VENABLE LLP]
February 11, 2025
Ellington Credit Company
53 Forest Avenue
Old Greenwich, CT 06870
Re:    Registration Statement on Form S-3 (File No. 333-275162)
Ladies and Gentlemen:
We have served as Maryland counsel to Ellington Credit Company, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law relating to the registration and issuance by the Company of common shares of beneficial interest, $0.01 par value per share, of the Company (the “Common Shares”) having an aggregate offering price of up to $190,000,000 (the “Shares”). The Shares are covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).
In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):
1.The Registration Statement and the related form of prospectus included therein, in the form in which it was transmitted to the Commission under the 1933 Act;
2.The Prospectus Supplement, dated November 14, 2023, The Prospectus Supplement, dated January 13, 2025, and the Prospectus Supplement, dated February 11, 2025;
3.The declaration of trust of the Company (the “Declaration”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
4.The Third Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;
5.A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
6.Resolutions adopted by the Board of Trustees of the Company (the “Board”) relating to, among other matters, the authorization of the sale, issuance and registration of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;
7.The Equity Distribution Agreements, each dated November 14, 2023 (collectively, as amended, the “Agreements”), by and among the Company, Ellington Credit Company Management LLC and one of Citizens JMP Securities LLC, Ladenburg Thalmann & Co. Inc., B. Riley Securities, Inc., and Armstrong Securities LLC, each as amended by Amendment No. 1 to Equity Distribution Agreement, dated as of April 3, 2024, Amendment No. 2 to Equity Distribution Agreement, dated as of January 13, 2025, and as further amended by Amendment No. 3 to Equity Distribution Agreement, dated as of February 11, 2025;
8.A certificate executed by an officer of the Company, dated as of the date hereof; and
9.Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
In expressing the opinion set forth below, we have assumed the following:
1.Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.
2.Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
3.Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
4.All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
5.Upon the issuance of any of the Shares, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Declaration.
6.The Shares will not be issued or transferred in violation of the restrictions on transfer and ownership contained in Article VII of the Declaration.
7.Prior to the issuance of any of the Shares, the Board or a duly authorized pricing committee of the Board will determine the price and certain other terms of issuance of such Shares in accordance with the Resolutions (the “Corporate Proceedings”).
Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
1.The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
2.The issuance of the Shares has been duly authorized and, when issued and delivered by the Company in accordance with the Resolutions, the Agreements, the Corporate Proceedings and the Registration Statement against payment of the consideration set forth therein, the Shares will be validly issued, fully paid and nonassessable.
The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any federal law or the laws of any other state. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.
The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Company's Current Report on Form 8-K (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.
Very truly yours,

/s/ Venable LLP
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